8 February 2007

LEXINGTON ENERGY SIGNS LETTER OF INTENT TO ACQUIRE
ASSETS OF SOUTHERN WELL TESTING
Lexington poised to increase its share of the lucrative well-testing market

CALGARY, AB— Lexington Energy Services Inc. (LXES.OB) is pleased to announce that on February 7, 2007, it has signed a non-binding letter of intent to acquire the assets of privately held Southern Well Testing Ltd. and Southern Well Testing (2005) Ltd., of Brooks, Alberta.

Lexington intends to acquire all of the assets of Southern Well Testing, including Southern Well’s eight completely mobile P-tank test units and one high stage combination test vessel. In addition, Lexington will also secure the rights to continue providing mobile testing services to all of Southern Well’s existing customers.

"We are extremely excited about this acquisition," says Larry Kristof, President and CEO of Lexington Energy, "We continuously seek opportunities to enhance shareholder and customer value and this acquisition will mean a strategic and substantial expansion of Lexington’s assets, business and customer base.”

Southern Well Testing Ltd. and Southern Well Testing (2005) Ltd., both privately held companies, are managed and partly owned by Brent Nimeck, who is also Lexington Energy’s Chief Operating Officer. The letter of intent, outlines the terms and conditions under which Lexington Energy will negotiate to acquire the assets of Southern Well.

Based in Calgary, Lexington Energy Services Inc. is a publicly traded company manufacturing innovatively designed service equipment for the rapidly expanding oil and gas industry.

For more information, please contact:
Mark Procknow
Corporate Communications
Lexington Energy Services Inc.
Calgary, AB
403-279-4585

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www.lexingtonenergyservices.com